Exhibit No. 12


               CONSTELLATION ENERGY GROUP, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                           Six Months Ended
                                                            June 30, 2002
                                                           ----------------
                                                       (In Millions of Dollars)

Income from Continuing Operations                              $   310.0
Taxes on Income, Including Tax Effect for
      BGE Preference Stock Dividends                               177.1
                                                               ----------
Adjusted Income                                                $   487.1
                                                               ----------
Fixed Charges:
      Interest and Amortization of
          Debt Discount and Expense and
          Premium on all Indebtedness                          $   115.9
      Earnings Required for BGE Preference
          Stock Dividends                                           10.6
      Capitalized Interest                                          31.1
      Interest Factor in Rentals                                     1.1
                                                               ----------
      Total Fixed Charges                                      $   158.7
                                                               ----------


Earnings (1)                                                   $   614.7
                                                               ==========


Ratio of Earnings to Fixed Charges                                  3.87



(1) Earnings are deemed to consist of income from continuing operations that includes earnings of Constellation Energy's consolidated subsidiaries, equity in the net income of unconsolidated subsidiaries, income taxes (including deferred income taxes, investment tax credit adjustments, and the tax effect of BGE's preference stock dividends), and fixed charges other than capitalized interest.